EXHIBIT 10.51

2016 PERFORMANCE GOALS FOR
CEO SHORT-TERM INCENTIVE BONUS

Performance Criteria	Goals and Minimum and Maximum Thresholds	Allocation of Target Amount ($) (1)
San Jose Water Company Capital Additions (2)	Target Goal: $117.8M Minimum Threshold: $104.7M Maximum Goal: $130.9M or more	$61,533
Compliance (Environmental) (3)	Maximum Goal: No material water quality or environmental violations (Goal and Minimum Threshold are not applicable).	$61,533
San Jose Water Company Operational Goals	Target Goal: Achieve 80% of identified key water industry objectives measured primarily in terms of service, reliability and efficiency. Minimum Threshold: Achieve 70% of identified water industry objectives. Maximum Goal: Achieve 90% of identified key water industry objectives.	$61,534

1)
The target 2016 annual cash bonus amount is equal to $184,600, which is 25 percent of Mr. Roth’s 2016 base salary per his employment agreement. The actual bonus attributable to each performance goal may range from 0 to 150 percent of the portion of the target bonus amount allocated to that goal. Based on the Committee determination of the level of achievement of each performance goal, the amount payable with respect to that goal will be as follows:

•	If the goal is attained at target level, 100 percent of the allocated amount will be paid.

•	If the goal is only attained at the minimum level, then 50 percent of the allocated amount will be paid.

•	If the goal is attained at or above maximum level, then 150 percent of the allocated amount will be paid.

•
Should the actual level of attainment of any such performance goal be between two of the designated levels, then the bonus potential with respect to that goal will be interpolated on a straight-line basis.

2)
“San Jose Water Capital Additions” means San Jose Water Company’s capital expenditures made in 2016, including expenditures for improvements to the Montevina Treatment Plant and the cost to retire facilities. The Target Goal, Minimum Threshold and Maximum Goal are equal to 90%, 80% and 100%, respectively, of the total amount of capital expenditures, including the amount of capital expenditures for planned improvements made to the Montevina Treatment Plant and the amount of expenditures to retire facilities, approved by San Jose Water Company’s Board for the 2016 fiscal year.

3)
“No material water quality or environmental violations” means no material fines issued by state or federal environmental regulators in the performance year in connection with water quality or environmental violations that occurred during the performance year or in any of the preceding two years. A material fine will be deemed to occur if the amount of the fine exceeds $25,000 in any one instance or $100,000 in the aggregate for the year.